As Filed with the Securities and Exchange Commission on May 9, 2002

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTREMED, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	58-1959440 (IRS Employer Identification No.)

9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John W. Holaday, Ph.D.
Chairman of the Board and Chief Executive Officer
ENTREMED, INC.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
RICHARD E. BALTZ, ESQ.
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
(202) 942-5000

     Approximate date of commencement of proposed sale to the public: from time to time as described in the prospectus after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to	Amount to be	Proposed Maximum		Proposed Maximum		Amount of
be Registered	Registered	Offering Price Per Share (1)		Aggregate Offering Price (1)		Registration Fee

Common Stock, $0.01 par value per share	$50,000,000 (2)	$50,000,000	(2)(3)	$50,000,000	(2)(3)	$4,600.00
Warrants
Preferred Stock, $0.001 par value per share

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) & (g) of the Securities Act.
(2)	Not specified as to each class of security to be registered pursuant to General Instruction II.D. of Form S-3. An indeterminate number of common stock, preferred stock and warrants as may be issued from time to time at indeterminate prices.
(3)	In no event will the aggregate initial public offering price of all securities issued from time to time pursuant to this Registration Statement exceed $50,000,000.

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to Completion
Preliminary Prospectus Dated May 9, 2002

EntreMed, Inc.

UP TO $50,000,000 OF OUR
COMMON STOCK
PREFERRED STOCK
WARRANTS

     We may offer from time to time up to $50,000,000 in total of (a) shares of our common stock, (b) shares of our preferred stock, (c) warrants to purchase shares of common stock or preferred stock, or (d) any combination of our common stock, preferred stock or warrants. We may offer the common stock, preferred stock and warrants (collectively, the “securities”) separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “prospectus supplement”). When we decide to issue securities, we will provide you with the specific terms and the public offering price of the securities in prospectus supplements. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ENMD.”

     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850 and our telephone number is (240) 864-2600.

     See “Risk Factors” beginning on page 2 for a discussion of certain material factors that you should consider in connection with an investment in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2002

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding our history of operating losses and anticipation of future losses; our need for additional capital and uncertainty of additional funding; the value of our common stock; uncertainties relating to our technological approach, uncertainty of our product development; our dependence on collaborators and licensees; intense competition and rapid technological change in the biopharmaceutical industry; uncertainties relating to our patent and proprietary rights; uncertainties relating to clinical trials; government regulation and uncertainties of obtaining regulatory approval on a timely basis or at all; our dependence on key personnel, research collaborators and scientific advisors; uncertainties relating to health care reform measures and third-party reimbursement; and risks associated with product liability.

     Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may from time to time offer up to $50,000,000 in total of (a) shares of common stock, $0.01 par value per share, (b) shares of preferred stock, $0.001 par value per share, in one or more series, (c) warrants to purchase shares of common stock or preferred stock or (d) any combination of our common stock, preferred stock or warrants, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to in this prospectus as “securities.” The securities offered pursuant to this prospectus may be issued in one or more series of issuances and the total offering price of the securities will not exceed $50,000,000 (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by us).

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

     The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned below under the heading “Where You Can Find More Information.”

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

INFORMATION ABOUT ENTREMED

     We are a clinical-stage biopharmaceutical company, which means that we are in the process of developing and testing our drug candidates in a clinical setting but do not have any products that are approved for sale by the FDA. Our focus is on drug candidates that inhibit abnormal blood vessel growth associated with a broad range of diseases such as cancer, blindness, psoriasis and atherosclerosis. Our strategy is to accelerate development of our potential product candidates through collaborations and sponsored research programs with pharmaceutical and biotechnology companies, universities and government laboratories. In addition to three drug candidates in clinical trials, we have more than 10 other new proteins, genes and small molecules in development as possible drug candidates.

     Our majority owned subsidiary, MaxCyte, Inc., is developing products to treat severe and chronic diseases, including cancer, serious infections, cardiovascular disease and genetic disorders. MaxCyte is using a proprietary technology that uses blood cells for drug and non-viral gene delivery.

     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about some of these risks before buying shares of our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe are not material could also materially adversely affect our business, financial condition or result of operations. In any case, the value of the common stock could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also, “Special Note Regarding Forward-Looking Statements.”

We have a history of losses and anticipate future losses.

     To date, we have been engaged primarily in research and development activities. Although we have received license fees and research and development funding from a former collaborator, limited revenues on royalties from sales of THALOMID®, and certain research grants, we have not derived significant revenues from operations. Our combined revenues from these sources were $1,862,000 in 2001, $3,672,000 in 2000 and $5,018,000 in 1999.

     We have had losses each year since our inception in 1991. At December 31, 2001, we had an accumulated deficit of approximately $174,296,466. Losses have continued since December 31, 2001. We are unsure if or when we will become profitable.

We will need additional funding. If we cannot secure additional funding for our future needs and commitments, we may have to curtail our research and development programs, clinical programs, forfeit our rights to technologies, or secure funding on terms that are unfavorable to us.

     Our future funding requirements will be substantial. We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated enough cash during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our research and development and clinical programs.

     Through several agreements, we have agreed to fund sponsored research of approximately $1,694,000 (including $750,000 to Children’s Hospital, Boston), clinical trials of approximately $1,202,000 and manufacturing costs of product candidates for clinical trials of approximately $3,000,000 through 2002. In addition, under the terms of certain license agreements, we must be diligent in bringing potential products to market and must make future milestone payments of up to $2,685,000 and additional payments upon attainment of regulatory milestones. Of these amounts, $5,758,000 must be paid in 2002, and we expect to pay $98,000 in 2003. If we fail to comply with the milestones or fail to make any required sponsored research or milestone payment, we could face the termination of the relevant sponsored research or license agreement.

     As of December 31, 2001 our working capital was $21,258,000, and our cash balance was $41,386,000. We may seek additional future funding through collaborative arrangements and public or private financing, including equity financing. During the first quarter of 2002, we entered into a collaborative arrangement with Allergan which included a stock purchase and a licensing arrangement. Future collaborative arrangements or additional financing may not be available on acceptable terms to us or at all. If we issue more common stock to raise funds in the future, your ownership in us may be diluted. If adequate funds are not available, we may be required to take one or more of the following actions:

•	delay, reduce the scope of, or eliminate one or more of our research and development or clinical programs;

•	forfeit our rights to future technologies;

•	obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize on our own; or

•	license away the rights to products on terms that are not favorable to us.

Development of our products is at an early stage and is uncertain; our product candidates may not receive regulatory approval and we may never develop a commercially viable product.

     Our proposed products and research programs are in the early stage of clinical development, which means that we do not expect that our product candidates will be commercially available for several years, if ever. Most of our proposed products, for example, are still in the development stage, and only two of our product candidates are in Phase II clinical trials. Our proposed products and research programs require significant, time-consuming and costly research and development, testing and regulatory clearances. Even after spending time and money, we may not receive regulatory approvals for clinical testing or the manufacturing or marketing of any products.

     There are many regulatory steps that we must complete before any of our product candidates will be eligible for FDA approval and ultimate sale. We must, for example, demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. We currently have three product candidates undergoing 15 Phase I and Phase II clinical trials at 10 different sites. Our failure to demonstrate the safety and efficacy of these product candidates at any stage of testing would prevent FDA approval of them. Although several of our product candidates have demonstrated some success in preclinical studies, these acceptable results may not be duplicated in more extensive preclinical or clinical studies.

     Clinical trials for the product candidates that we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Any such delays will increase our product development costs. If such delays are significant they could negatively affect our financial results and the commercial prospects for our products.

     Even if we obtain FDA clearance for a product, that product will be subject to continual review. Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.

     Finally, even if we receive and maintain regulatory approval, our proposed products may be uneconomical to manufacture or market or may not achieve market acceptance. There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product.

We plan to enter into new collaborative partnerships to develop and commercialize products, but this decreases our control over the research and development process and may decrease our potential revenues. Further, if we are unable to maintain multiple collaborative relationships, we may not recognize any benefit from these relationships.

     One of our business strategies is to enter into collaborations with other companies, universities or research centers to develop, commercialize and market uses for our products outside of our main focus on cancer treatment. We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner generally will seek to control the amount and timing of resources devoted to these activities. Our revenues will be obtained from strategic partners as research and development payments and upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, if a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

     We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. In addition, our corporate partners may pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs, which means they may dedicate less attention to, or terminate, our collaboration.

     Our strategy also involves entering into multiple, concurrent strategic alliances to pursue commercialization of our potential product candidates. We may not be able to manage simultaneous programs successfully. In other words, we may not be able to maintain our obligations under each of these collaborations, risking the continuation and success of our collaborations and any attendant potential revenues.

We have no current manufacturing or marketing capacity and rely on only one supplier for some of our products. Any problems experienced by our supplier could result in a delay or interruption in the supply of necessary materials.

     We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products. We may not be able to develop or contract for these capacities when required to do so in connection with our business. In addition, any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. Compliance with such regulations increases the cost of manufacturing our product candidates and limits the number of manufacturers whom we can contract with to manufacture our product candidates. If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with these and other extensive regulations.

     We are currently manufacturing products for clinical trials on a contract basis. Our current third party manufacturers and suppliers include:

•	Dyosynth RTP, for the production of human Angiostatin,

•	Chiron Corporation, for the production of human Endostatin, and

•	Akzo Nobel, for the production of Panzem™.

     We currently use one supplier for the manufacture of each of these products and do not have arrangements in place with alternative suppliers if our current supplier is unable to deliver the product in necessary quantities. Therefore, we depend on all such third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may not be able to negotiate manufacturing terms with a new supplier that are as favorable as the terms we have with our current suppliers.

     Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.

     The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving production yields, quality control and assurance, and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.

If it is not commercially feasible to manufacture our product candidates, we will not be able to market them profitably.

     The production of protein-based drug candidates using recombinant DNA techniques and fermentation is a difficult and expensive process. The manufacturing processes for several of the small molecules and proteins we are developing as product candidates have not yet been tested at commercial levels. We have entered into agreements with Chiron Corporation and Diosynth RTP, for example, under which Chiron and Diosynth produce sufficient amounts of Endostatin and Angiostatin, respectively, for toxicology studies and for scale-up production of these proteins for clinical trials. However, the amounts that these companies are producing for our clinical trials is small compared to the amount that would need to be produced if we were to market Endostatin and Angiostatin on a commercial level.

     We have no experience producing our product candidates in such quantities and therefore, we do not know if we will be able to manufacture commercial quantities of our product candidates in a cost-effective manner. If we cannot manufacture our product candidates cost-effectively, we will not be able to make a satisfactory profit on their sale and we would probably not be able to market our product candidates.

Our success is dependent on patents and other proprietary rights. If these rights do not provide us with protection from others, our ability to develop and commercialize our product candidates will be harmed.

     We may not be able to obtain the patents that are necessary for the success of our product candidates. For example, we have 227 pending patent applications but only 58 issued patents. Our patents expire at various times in the future, but not before 2013. Even if we do obtain the necessary patents, these patents might not grant us sufficient protection. In addition, third parties may challenge our patents and have them declared invalid, develop similar products or find ways to design around patents issued to our collaborators or us. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Therefore, our patent position is unclear and any questions will take substantial time and expense to resolve.

     For several of the products that we are developing, including Panzem™, composition of matter patents are not available because the compounds are in the public domain. In these cases, only patents covering the “use” of the product are available. In general, patents covering a new use for a known compound can be more difficult to enforce against infringers of the use claims in the patent.

     Our potential products may conflict with patents that have been or may be granted to competitors, universities or others. Although we are not aware of any patents that we are infringing, as the biotechnology industry expands and more patents are issued, the risk increases such that our potential products may give rise to claims that we may infringe the patents of others. Such other persons could bring infringement actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions by others are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.

     We are a party to sponsored research agreements and license agreements that require us to make milestone payments upon attainment of certain regulatory milestones. Failure to meet such milestones could result in the loss of certain rights to compounds covered under such license agreements.

     We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We require our employees, consultants, and advisors to execute confidentiality agreements that generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. These agreements, however, may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

The expiration of our relationship with Children’s Hospital, Boston, could limit our ability to acquire additional product candidates.

     We have relationships with collaborators at academic and other institutions that conduct research either on our behalf or whose research we have the right to license and use. Our primary research collaboration has been with Children’s Hospital, Boston. Under our agreement with Children’s Hospital, Boston, we provide funding for some of their research projects on blood vessel growth. In return, we obtain licenses to discoveries resulting from that research. Children’s Hospital, Boston, originally discovered the proteins endostatin and angiostatin, and the small molecule that make up Panzem™. Children’s Hospital, Boston also identified the anti-blood vessel growth properties of thalidomide and certain thalidomide analogs. To date, we have received licenses from Children’s Hospital, Boston, for each these discoveries.

     Our agreement with Children’s Hospital, Boston will expire on September 30, 2002. Although this agreement has been renewed before, we do not know whether it will be renewed again. We have no reason to believe that the agreement will not be renewed, but we have not yet discussed renewal of the agreement with Children’s Hospital, Boston.

     Children’s Hospital, Boston, has, in the past, been an important source of product candidates for us. The expiration of this collaboration may limit our ability to acquire future product candidates. We cannot be sure that we will be able to negotiate research collaborations with new institutions or that any new collaboration will be successful. Children’s Hospital, Boston, has licensed, and may in the future license, products to our existing and potential competitors.

If reforms in the health care industry make reimbursement for our potential pharmaceutical products less likely, the market for of our potential products will be reduced, and we will lose potential sources of revenue.

     Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that our collaborators or we seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates.

USE OF PROCEEDS

     We will use the net proceeds received from the sale of the securities for development of current and future product candidates, clinical trials, advances to and investments in subsidiaries, working capital and general corporate purposes, at the discretion of management.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

•	through a combination of any of these methods of sale.

     In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

     We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     We will describe the method of distribution of the securities in the prospectus supplement.

     We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.

     If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the prospectus supplement.

     If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

     We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

     Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

     No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

     As of May 9, 2002, we had 35,000,000 shares of common stock authorized, of which 21,922,860 shares were outstanding.

Listing

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ENMD.”

Dividends

     Our board of directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our articles of incorporation and to those limitations prescribed by law.

Fully Paid and Non-Assessable

     All of our outstanding common shares are fully paid and non-assessable. Any additional common shares that we issue will be fully paid and non-assessable.

Voting Rights

     Each of our outstanding common shares as of the applicable record date is entitled to one vote in each matter submitted to a vote at a meeting of stockholders and, in all elections for directors, every stockholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, provided directors are elected according to our articles of incorporation and by-laws. Our stockholders may vote either in person or by proxy.

Preemptive and Other Rights

     Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company nor does the common stock have any conversion rights or rights of redemption, either of which rights have not been waived. Upon liquidation, all holders of our common stock are entitled to participate pro rata in the assets of the Company available for distribution, subject to the rights of any class of preferred stock then outstanding.

Stockholder Action by Written Consent; Meetings

     Under Delaware corporate law, any action required to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a stockholder meeting and prompt notice of the taking of such action is given to the other stockholders.

     Our by-laws provide that special meetings of our stockholders may be called at any time only by the board of directors or by the president, secretary, or an assistant secretary at the written request of the holders of at least fifty percent (50%) of all outstanding shares entitled to vote on the matter for which the meeting is called.

Staggered Board of Directors

     Our Board of Directors is divided into three classes, the members of each of which will serve for a staggered three-year term. Our shareholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our Board of Directors than if our Board was not staggered.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company is our transfer agent and registrar.

DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of shares of the common stock or preferred stock. Warrants may be issued independently or together with the shares of common stock or preferred stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the designation, terms and number of shares of common stock or preferred stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock or preferred stock with which such warrants are issued and the number of such warrants issued with such shares;
•	the date on and after which such warrants and the related common stock or preferred stock will be separately transferable, including any limitations on ownership and transfer of such warrants;
•	the price at which each share of common stock or preferred stock purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	the minimum or maximum amount of such warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain federal income tax consequences; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PREFERRED STOCK

     Our certificate of incorporation authorizes the board of directors of EntreMed, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. We may amend from time to time our restated certificate to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock or any series thereof unless a vote of any such holder is required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. As of the date of this prospectus, we have 5,000,000 shares of preferred shares authorized, but no shares of preferred stock outstanding.

     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock.

     Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;
•	the purchase price of the preferred stock;
•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;
•	any redemption or sinking fund provisions of the preferred stock;
•	any conversion provisions of the preferred stock;
•	the voting rights, if any, of the preferred stock; and
•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

     This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 000-20713) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended;

2.	The Company’s Current Reports on Form 8-K filed under the Exchange Act, filed with the Commission on February 1, 2002; on Form 8-K/A , filed with the Commission on March 11, 2002 and March 15, 2002; and

3.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

     You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a documents unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our internet web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:

Francine K. Jackson
Finance Assistant
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
francinej@entremed.com

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.

     In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company.

LEGAL MATTERS

     The validity of the shares of the securities offered hereby has been passed upon for us by Arnold & Porter, Washington, D.C.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

To be Paid
By The
Company

SEC Registration Fee	$4,600
Nasdaq filing fee	•	*
Accounting fees and expenses	•	*
Printing fees and expenses	•	*
Legal fees and expenses	•	*
Miscellaneous expenses	•	*
Total	•	*

*	To be completed by amendment.

ITEM 15.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company’s Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy that purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation, filed on June 11, 1996 as an Exhibit to our Registration Statement on Form S-1 (File 333-3536), which we incorporate with this filing by reference.

ITEM 16.   Exhibits.

     The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.   Undertakings.

     A.     The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on May 9, 2002.

EntreMed, Inc.

By:	/s/ John W. Holaday, Ph.D. John W. Holaday, Ph.D. Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Holaday, Ph.D. John W. Holaday, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 9, 2002

/s/ Dane R. Saglio Dane R. Saglio	Principal Financial and Accounting Officer	May 9, 2002

* Donald S. Brooks	Director	May 9, 2002

* Jerry Finkelstein	Director	May 9, 2002

Mark C. M. Randall	Director	May , 2002

* Wendell M. Starke	Vice Chairman of the Board	May 9, 2002

* Peter S. Knight	Director	May 9, 2002

* Jeannie C. Hunter-Cevera	Director	May 9, 2002

*	The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Powers of Attorney executed by the above-named directors of the Company and which are being filed herewith with the Securities and Exchange Commission on behalf of such directors.

/s/ John W. Holaday, Ph.D.

John W. Holaday Ph.D.
Attorney-in-fact

INDEX TO EXHIBITS

     The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit 5	Opinion of Arnold & Porter.*

Exhibit 23.1	Consent of Ernst & Young LLP.

Exhibit 23.2	Consent of Arnold & Porter.*

Exhibit 24	Powers of Attorney of certain directors of the Company.

* To be filed by amendment.